Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement’s No. 333-10815, 333-10817, 333-28267, 333-28269, 333-39590, 333-57653, 333-105866, and 333-134998 on Form S-8 of our report dated March 11, 2008, relating to the financial statements of RCC Minnesota, Inc. (RCCM) (which includes an explanatory paragraph related to the preparation of such financial statements that includes allocations to and from RCCM), appearing in this Annual Report on Form 10-K of Rural Cellular Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Minneapolis, MN
March 11, 2008